OMB APPROVAL
OMB Number: 3235-0060
Expires: April 30, 2009
Estimated average burden hours per response: 28

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K /A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 19, 2006

DAYBREAK OIL & GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1017 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 462-0315

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (5-06)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Explanatory Note:  This amendment is being filed to correct our report on Form 8K filed May 25, 2006.

ITEM 3.02  UNREGISTERED SALES OF SECURITIES

On May 19, 2006, Daybreak Oil and Gas, Inc. closed on the sale of $45,000 of its Common Stock and common stock purchase warrants, which are being offered in Units comprised of two (2) shares of common stock and one warrant to purchase one share. The offering price of a Unit was $1.50. The warrants are exercisable at $2.00 per share for five (5) years. This offering is now closed and distribution of funds is fully completed.

To date, we have received gross proceeds of $6,020,404 and net proceeds of $5,230,002.35 from this offering, after payment of placement agent’s fees. An aggregate of $790,402 of placement agent fees have been paid in connection with this offering including $ 5 ,850 in connection with the May 19, 2006 closing. We will issue placement agent warrants to purchase 3 shares of common stock for each 10 Unit s sold. Two of the warrants will be exercisable at $0.75 per share and one warrant will be exercisable at $2.00 per share.   The Placement Agent’s Warrants will be exercisable for a seven-year period.  Bathgate Capital Partners LLC, a Denver Colorado based investment bank, acted as the placement agent.

The offering was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) of the Act, and Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The securities were sold only to “Accredited Investors” as defined by Regulation D, who were not solicited through any form of general solicitation or advertising, represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daybreak Oil & Gas, Inc.

/s/ Eric Moe

By:_________________________________

Eric Moe, Chief Executive Officer

Date:     May 30 , 2006